EXHIBIT 2

VOTING TRUST AGREEMENT

THIS AGREEMENT is dated for reference the 15th day of July, 2008.

BETWEEN:

Each of the undersigned shareholders of MIGENIX INC., a company incorporated pursuant to the laws of British Columbia with an office at 102 –  2389 Health Sciences Mall, Vancouver, British Columbia, Canada V6T 1Z3

(each a "Shareholder", collectively the "Shareholders")

AND:

DJOHNSON HOLDINGS INC., a company incorporated pursuant to the laws of British Columbia with an office at 1320 – 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8

("Holdings")

WHEREAS:

A.
Each of the Shareholders represents that it is the beneficial owner of fully paid common shares (the "Common Shares") in the capital of MIGENIX Inc. (the "Company") as set opposite their respective names in Schedule "A" attached hereto;

B.	Holdings represents that it is the beneficial owner of 5,039,000 fully paid common shares (the "Holdings Shares") in the capital of the Company; and

C.
Each of the Shareholders wishes to vest its voting rights in the Common Shares set forth opposite their respective names in Schedule "A" hereto (the "Voting Shares") in Holdings on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement, and the sum of $1.00 now paid by the parties to each other, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties covenant and agree as follows:

ARTICLE ONE
REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1 Each of the Shareholders respectively covenant, represent and warrant as follows and acknowledge and confirm that Holdings is relying upon such covenants, representations and warranties in connection with the entering into of this Agreement:

(a)
this Agreement has been duly executed and delivered by and on behalf of the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms;

(b)	the Shareholder is the beneficial owner of the Voting Shares set forth opposite such Shareholders name in Schedule "A" hereto and has the ability to direct the voting of the Voting Shares;

(c)
neither the Shareholder nor any other person has granted, issued or provided to any person a proxy or other instrument or document authorizing or entitling, or purporting to authorize or entitle, any person to exercise any voting rights attached to the Voting Shares, including, without limitation, the right to vote the Voting Shares at any meeting of shareholders, and the Shareholder will not nor will it permit any other person to grant, issue or provide any such proxy, combination or document to any other person other than Holdings or its order as provided herein;

(d)
no person, firm or corporation other than Holdings has any agreement or option, or any right or privilege (whether by law, common, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer of any of the Voting Shares or any interest therein or any right thereto; and

(e)	the Shareholder has all the necessary power and authority to execute and deliver this Agreement and to perform or cause to be performed its obligations hereunder.

1.2 Holdings covenants, represents and warrants as follows and acknowledges and confirms that the Shareholders are relying upon such covenants, representations and warranties in connection with the entering into of this Agreement:

(a)
this Agreement has been duly executed and delivered by and on behalf of Holdings and constitutes a legal, valid and binding obligation of Holdings enforceable against Holdings  in accordance with its terms;

(b)	Holdings is the beneficial owner of the Holdings Shares and has the ability to direct the voting of the Holdings Shares;

(c)
neither Holdings nor any other person has granted, issued or provided to any person a proxy or other instrument or document authorizing or entitling, or purporting to authorize or entitle, any person to exercise any voting rights attached to the Holdings Shares, including, without limitation, the right to vote the Holdings Shares at any meeting of shareholders;

(d)
no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, common, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer of any of the Holdings Shares or any interest therein or any right thereto; and

(e)	Holdings has all the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE TWO
VOTING

2.1 Each of the Shareholders hereby irrevocably constitute, nominate and appoint Holdings, with full power of appointment and substitution, as the Shareholder's true and lawful representative and attorney in fact and proxy to appear for, represent and vote the Voting Shares at all meetings of shareholders of the Company, or any adjournment(s) thereof, with power to vote upon any and all questions which may arise at any meeting or meetings and full authority to complete, execute and deliver on behalf of the Shareholder any and all proxies whether solicited by management of the Company, Holdings, affiliates of Holdings or otherwise with respect to the Voting Shares, all in such manner as Holdings may, in Holdings' sole and absolute discretion, deem fit and advisable, without having any regard to the interests or subsequent directions of the Shareholder.

2.2 For greater certainty, the Shareholders agree to refrain from voting the Voting Shares or taking any other action contrary to the provisions hereof and, without limiting the generality of the foregoing, shall not pledge, hypothecate, margin, transfer, sell, or otherwise deal with any of the Voting Shares without the prior written consent of Holdings.

2.3 By virtue of the power herein granted, Holdings shall have full power to substitute and appoint one or more attorney or attorneys under it with the same or more limited powers and such substitute or substitutes shall have full power to remove and to appoint, and the Shareholders hereby respectively agree and covenant for its successors and assigns to allow, ratify and confirm whatsoever Holdings or its substitute or substitutes shall do or cause to be done by virtue of this appointment.  The power of attorney granted herein shall be irrevocable.

2.4 The Shareholders shall from time to time and at any time do and cause to be done all acts and execute and cause to be executed all documents that may be requested in writing by Holdings to enable or facilitate Holdings to exercise the voting rights appertaining to the Voting Shares and to take part in and consent to any corporate or shareholders' action not in conflict with the terms of this Agreement.

2.5 Notwithstanding any other provision herein, no ballot, proxy or vote by or on behalf of any of the Shareholders, or any nominee thereof other than Holdings, signed, authorized, cast or exercised after the date of this Agreement shall be valid unless it is signed, authorized, cast or exercised by Holdings so as to carry out the provisions of this Agreement.

2.6	Holdings shall vote the Voting Shares and the Holdings Shares as follows:

(a)	for a slate of directors to be determined by Holdings after consultation with the Shareholders, which slate of directors shall include the following persons:

Name of Nominees

Douglas Johnson and
Bruce Schmidt;

(b)	for or against any matter that Holdings, in its discretion, shall deem necessary or advisable to give effect to the terms and intent of this Agreement.

2.7 Notwithstanding any provision contained in this Agreement, Holdings covenants and agrees to refrain from voting the Voting Shares in favour of any resolution to cancel the Voting Shares.

ARTICLE THREE
LIABILITY

3.1 Each of the Shareholders agree that Holdings may act on the opinion or advice obtained from any lawyer, broker or other expert and shall not be responsible for any loss occasioned by so doing, and shall incur no liability or responsibility for deciding in good faith not to act upon such opinion or advice.   Holdings shall not incur any liability or responsibility to any of the Shareholders by reason of any error of law or mistake or any matter or thing done or omitted to be done under or in relation to this Agreement except for its own wilful default or gross negligence.

ARTICLE FOUR
DIVIDENDS

4.1 Notwithstanding any other provision contained in this Agreement, Holdings hereby agrees that the Shareholders shall be entitled to receive any and all dividends which may be declared on the Voting Shares from time to time and, except for the voting rights granted hereunder, shall retain all beneficial right, title and interest in and to the Voting Shares, on and subject to the terms of this Agreement.

4.2 For greater certainty, the Shareholders agree to bear any and all expenses, costs, damages and other liabilities arising out of the acceptance by Holdings of these trusts and, notwithstanding the generality of the foregoing, the Shareholders shall not before or after termination of this Agreement commence, maintain or promote any action whatsoever against Holdings for any action or inaction by Holdings with respect to exercise of its rights hereunder, including Holdings' right to vote or refrain from voting the Voting Shares, save and except for any action by the Shareholders to terminate this Agreement upon fulfillment of the terms and conditions contained herein.

ARTICLE FIVE
TERMINATION

5.1    The rights and obligations of the parties hereunder shall terminate at 5:00 p.m. (Vancouver time) on December 31, 2008.

ARTICLE SIX
MISCELLANEOUS

6.1.    Appointment of Holdings.  Delivery of a copy of this Agreement by Holdings shall serve as good and sufficient confirmation of Holdings' appointment hereunder and Holdings' authority hereunder to act and exercise the rights provided for herein.

6.2.    Further Assurances.  The parties covenant and agree to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the terms and the full intent of this Agreement.

6.3.    Notice.  Any notice, consent, direction or other instrument required or permitted to be given under the provisions of this Agreement shall be in writing and may be given by delivering same or mailing same by prepaid registered mail addressed to the intended recipient at the address set forth in this Agreement.  Any notice, requisition, consent, direction or other instrument aforesaid, if delivered, shall be deemed to have been given or made on the day in which it was delivered and if mailed shall be deemed to have been given or made on the fifth business day following the date on which it was so mailed.  Any party hereto may give written notice of change of address in the same manner in which any notice shall thereafter be given to it as above provided at such changed address.

6.4.    Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties and each of their heirs, executors, administrators, successors, and permitted assigns.

6.5.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties hereto exclusively attorn to the exclusive jurisdiction of the courts in Vancouver, British Columbia.

6.6.    Captions.  The captions appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision hereof.

6.7.    Number and Gender.  All references to any party to this Agreement shall be read with such changes in number and gender as the context hereof or any reference to the parties shall require.

6.8.    Counterparts.  This Agreement may be executed in several parts in the same form and by facsimile or email transmission and such parts as so executed shall together form one original Agreement and such parts if more than one shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF this Agreement shall be effective upon execution hereof by all of the parties hereto.

Address:
/s/ Rakesh Dhir Rakesh Dhir	) )	8591 No. 5 Road Richmond, B.C. V6Y 2V5
)

Address:
/s/ Lydja Yue Lydja Yue	) )	#512 – 2675 36th Street NE Calgary, AB T1Y 6H6
)

The conditions of this Agreement are hereby accepted by Holdings as of the date first written above.

DJOHNSON HOLDINGS INC. /s/ Douglas Johnson	) ) )
Authorized Signatory	) )

SCHEDULE "A"
Voting Shares

Migenix Inc.
Voting Shares

Number of Common
Shareholder	Shares Held

Rakesh Dhir	2,066,000
Lydja Yue	452,000
Total	2,518,000